UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 29, 2005

ENTRAVISION COMMUNICATIONS CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	1-15997	95-4783236
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2425 Olympic Boulevard, Suite 6000 West, Santa Monica, California 90404
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (310) 447-3870

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement

New Credit Facility; Guarantees

On September 29, 2005, Entravision Communications Corporation (the “Company”) entered into a $650 million Credit and Guaranty Agreement (the “New Credit Agreement”) among the Company, certain domestic subsidiaries of the Company (the “Guarantors”), Goldman Sachs Credit Partners L.P., as Joint Lead Arranger, Joint Book Manager and Co-Syndication Agent, Union Bank of California, N.A., as Joint Book Manager, Administrative Agent and Collateral Agent, Citigroup Global Markets Inc., as Joint Lead Arranger, Joint Book Manager and Co-Syndication Agent, Wachovia Bank, National Association, as Documentation Agent, Harris Nesbitt, as Documentation Agent, and National City Bank, as Documentation Agent.

The New Credit Agreement provides for a 7-1/2-year $500 million senior secured term loan facility (the “Term Facility”) and a 6-1/2-year $150 million senior secured revolving loan facility (the “Revolving Facility” and together with the Term Facility, the “New Credit Facility”). Up to $50 million under the Revolving Facility will be available in the form of letters of credit. The New Credit Facility also provides that, under certain circumstances, the Company may increase the aggregate principal amount of the Term Facility by up to an additional $250 million. All obligations of the Company under the New Credit Facility are unconditionally guaranteed (the “Guarantees”) by the Guarantors and secured by substantially all of the assets of the Company and the Guarantors.

The term loans bear interest at LIBOR plus a margin of 1.50%. The revolving loans bear interest at LIBOR plus a margin ranging from 1.00% to 2.00% based on the Company’s leverage. In addition, the Company pays a quarterly unused commitment fee ranging from 0.25% to 0.50% per annum, depending on the level of Revolving Facility usage. The Revolving Facility expires on March 29, 2012 and the term loans mature on March 29, 2013. Amounts outstanding under the New Credit Facility may be prepaid at the option of the Company without premium or penalty, subject to customary breakage fees in connection with the prepayment of a LIBOR loan.

The New Credit Facility replaces the Company’s prior credit facility dated as of August 24, 2004 (the “Prior Credit Facility”). All commitments under the Prior Credit Facility were terminated effective September 29, 2005.

On September 29, 2005, the Company borrowed $500 million under the Term Facility. The Company used a portion of such proceeds (i) to repay all amounts outstanding under the Prior Credit Facility and (ii) to complete its tender offer (the “Tender Offer”) for $225 million aggregate principal amount of its 8.125% Senior Subordinated Notes due 2009 (the “Notes”). The Notes were issued under an Indenture dated as of March 1, 2002 (the “Indenture”) among the Company, the Guarantors and Union Bank of California, N.A., as Trustee. Following completion of the Tender Offer, the Company discharged the Indenture.

Borrowings under the New Credit Facility will be used by the Company to, among other things, fund its working capital needs and for other general corporate purposes.

Approximately $3 million in existing letters of credit under the Prior Credit Facility were deemed issued under the New Credit Facility. Accordingly, the total revolving credit availability under the Revolving Facility immediately after the consummation of the New Credit Facility was approximately $147 million. The Company’s ability to borrow monies in the future under the New Credit Facility is subject to certain conditions, including compliance with certain covenants and making certain representations and warranties.

The New Credit Facility contains covenants that limit the ability of the Company and Guarantors, among other things, to:

•	incur or guarantee indebtedness;

•	pay dividends or repurchase stock;

•	enter into transactions with affiliates;

•	consummate asset sales, acquisitions or mergers;

•	prepay certain other indebtedness; or

•	make investments.

The New Credit Facility requires compliance with the following financial covenants (in each case calculated as set forth in the New Credit Facility):

•	minimum fixed charge coverage ratio;

•	maximum leverage ratio;

•	maximum senior leverage ratio; and

•	maximum consolidated capital expenditures.

The New Credit Facility contains customary events of default, including:

•	failure to make required payments;

•	failure to comply with certain agreements or covenants;

•	certain cross-default events;

•	changes of control;

•	certain events of bankruptcy and insolvency;

•	failure to pay certain judgments; and

•	termination of material media licenses.

On September 30, 2005, the Company issued a press release announcing that it had entered into the New Credit Facility and completed the Tender Offer. A copy of that press release is attached hereto as Exhibit 99.1 and incorporated herein by reference.

Item 1.02 Termination of a Material Definitive Agreement

The information included in Item 1.01 of this Report with respect to the Prior Credit Facility, the Indenture and the Notes is incorporated by reference into this Item 1.02.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The information included in Item 1.01 of this Report is incorporated by reference into this Item 2.03.

Item 9.01	Financial Statements and Exhibits

(c) Exhibits

99.1	Press release issued by Entravision Communications Corporation on September 30, 2005.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ENTRAVISION COMMUNICATIONS CORPORATION

Date: October 4, 2005	By:	/s/ WALTER F. ULLOA
Walter F. Ulloa Chairman and Chief Executive Officer

EXHIBIT INDEX

Exhibit Number	Description of Exhibit
99.1	Press release issued by Entravision Communications Corporation on September 30, 2005.